Exhibit 3.7
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF FORMATION
OF
POST ACQUISITION SUB I, LLC

Post Acquisition Sub I, LLC (hereinafter called the “company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:
1.The name of the limited liability company is Post Acquisition Sub I, LLC.
2.The certificate of formation of the Company is hereby amended by striking out Article First thereof and by substituting in lieu thereof, the following new Article First:
“FIRST: The name of the limited liability company (hereafter called the “limited liability company”) is ATTUNE FOODS, LLC.

Executed on this 9 day of May 2013.

/s/ Diedre J. Gray
Diedre J. Gray Secretary

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
OF
POST ACQUISTION SUB I, LLC
The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:
FIRST:    The name of the limited liability company (hereafter called the “limited liability company”) is POST ACQUISITION SUB I, LLC.
SECOND:    The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.
IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 18th day of April, 2013.

/s/ Natalie Ruyle
Natalie Ruyle, Authorized Person